SCHIFINO & FLEISCHER, P.A.
                                ATTORNEYS AT LAW

WILLIAM J. SCHIFINO                                        ONE TAMPA CITY CENTER
FRANK N. FLEISCHER       TELEPHONE: (813)223-1535      201 NORTH FRANKLIN STREET
LINA ANGELICI            TELECOPIER: (813)223-3070               SUITE 2700
AMY LETTELLEIR                                            TAMPA, FLORIDA 33602



                                       November 12, 1999

Nutriceuticals.com Corporation
6950 Bryan Dairy Road
Largo, Florida 33777

Ladies and Gentlemen:

      This opinion is rendered in connection with the filing by Nutriceuticals.com Corporation (the "Corporation") of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, and sale by the Corporation of: (i) up to 1,800,000 shares of the Corporation's common stock, par value $.001 per share (the "Common Stock") to be offered for sale to the public in an underwritten offering (the "Shares");
(ii) up to 270,000 shares of Common Stock underlying the underwriter's option to purchase additional Common Stock to cover over-allotments, if any (the "Option Shares"); (iii) a warrant for the purchase by the underwriter of up to 180,000 shares of Common Stock (the "Underwriter's Warrants"); and (iv) up to 180,000 shares of Common Stock underlying the Underwriter's Warrant (the "Warrant Shares"). The Shares, the Option Shares, the Underwriter's Warrant, and the Warrant Shares are hereinafter sometimes collectively referred to as the "Securities." The Securities are to be sold and issued by the Corporation pursuant to the provisions of an Underwriting Agreement, by and between the Corporation and Kashner Davidson Securities Corporation, as Underwriter (the "Underwriting Agreement").

      We have examined such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with or have reviewed the actions taken by the Company in connection with the authorization, registration, issuance and sale of the Securities. With respect to the opinions expressed herein, we have relied upon the opinion of Jones Vargas, Las Vegas, Nevada regarding matters of Nevada law, a copy of which is attached as Exhibit 5.2 to the Registration Statement.

      Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered in accordance with the Registration Statement and the terms of the Underwritering Agreement, will be duly authorized and validly issued, fully paid and nonassessable under the Nevada Revised Statutes as in effect on this date.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section entitled "Legal Matters."

                                       Very truly yours,

                                       SCHIFINO & FLEISCHER, P.A.

                                       /s/ SCHIFINO & FLEISCHER, P.A.
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                                       Schifino & Fleischer, P.A.